Exhibit 99.1

  Telular Corporation Reports 35% Revenue Increase in Third Quarter

    VERNON HILLS, Ill.--(BUSINESS WIRE)--July 22, 2004--Telular
Corporation (Nasdaq:WRLS)

    Third Quarter Highlights

    --  Revenue increased 35% over last year to $16.4 million

    --  Loss narrows to $0.04 per share from $0.14 per share last year

    --  Cash balances increase $2.5 million to $22.3 million

    Telular Corporation today reported that quarterly revenue rose $4.3 million, or 35%, to $16.4 million from $12.1 million last year. The Company reported a quarterly net loss of $0.5 million, or $0.04 per share, compared to a net loss of $1.8 million, or $0.14 per share, last year for its third quarter ended June 30, 2004.
    "If it were not for the temporary shortage of cellular radios that we announced last month, revenue would have been $6.1 million more during the third quarter," said Kenneth Millard, chairman and chief executive officer. "That amount will be shipped in the fourth quarter."
    For the first nine months of its fiscal year 2004, the Company reported revenue of $57.4 million, compared to $51.7 million last year for the same period. The Company reported a net loss of $1.2 million, or $0.09 per share, for the nine-month period this year, compared to a net loss of $0.7 million, or $0.05 per share, last year.

    Operating Details
    Fixed Wireless sales of $13.0 million increased $4.0 million, or 45%, during the third quarter compared to the same period last year, while Wireless Alarm revenues of $3.4 million increased $0.3 million, or 9%, over the same period last year.
    On a fiscal year-to-date basis, Fixed Wireless sales of $47.3 million compare to $42.2 million for the same period last year. On the same basis, Wireless Alarm revenues of $10.0 million increased from $9.5 million last year.
    The Company's gross margin was unchanged from last year at 29% for the third quarter. On a fiscal year-to-date basis, gross margin of 27% was 2 percentage points less than last year.
    Operating expenses for the third quarter of $5.2 million were $0.1 million less than last year.
    On a fiscal year-to-date basis, operating expenses increased $1.2 million, or 8%, from last year primarily due to a $1.0 million increase in Selling and Marketing expenses for increased market development expenses primarily for North and South American markets.
    The Company's cash increased $2.5 million to $22.3 million during the third quarter, compared to a decrease of $4.5 million during the same quarter last year.

    Investor Conference Call
    Telular's quarterly conference call will be held today, July 22, 2004 at 10:00 A.M. CDT. To participate on the teleconference from the United States dial 1-877-777-1967 at least 15 minutes prior to the start of the call. International attendees wishing to participate on the call can gain access by dialing +1-612-332-0725. You may also monitor the call via webcast at www.vcall.com.

    About Telular
    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Mexico City, Beijing and Johannesburg. For further company information, visit Telular at http://www.telular.com.

    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2003. Copies of these filings may be obtained by contacting the Company or the SEC.

    Financial Tables Follow...

                         TELULAR CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                     AND STATEMENTS OF CASH FLOWS
              (Dollars in thousands, except share data)


                            BALANCE SHEETS

                                              June 30,   September 30,
                                                 2004          2003
                                             ----------- -------------
 ASSETS                                      (Unaudited)
  Cash  and cash equivalents                  $  22,321   $    23,861
  Trade receivables, net of allowance for
   doubtful accounts of
   $142 and $103 at June 30, 2004 and
    September 30, 2003, respectively             11,332         8,328
  Inventories, net                                9,971        11,184
  Prepaid expenses and other current assets         585           556
                                             ----------- -------------
  Total current assets                           44,209        43,929

  Property and equipment, net                     3,225         3,475
  Other assets                                    5,007         5,457
                                             ----------- -------------
  Total assets                                $  52,441   $    52,861
                                             =========== =============


 LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                         $   8,326   $     9,351
  Total stockholders' equity (1)                 44,115        43,510
                                             ----------- -------------
  Total liabilities and stockholders' equity  $  52,441   $    52,861
                                             =========== =============

(1) At June 30, 2004, 13,224,220 shares were outstanding


           CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS


                                             Nine Months Ended June
                                                       30,
                                                 2004          2003
                                            ----------- -------------
                                            (Unaudited)  (Unaudited)

  Net cash used in operating activities        $(2,388)      $(2,707)

  Net cash provided by (used in) investing
   activities                                     (830)          426
                                            ----------- -------------

  Subtotal net cash used in before
   financing activities                        $(3,218)      $(2,281)

  Net cash provided by (used in) financing
   activities                                    1,678        (4,344)
                                            ----------- -------------

  Net decrease in cash and cash equivalents    $(1,540)      $(6,625)
                                            =========== =============

                         TELULAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Dollars in thousands, except share data)
                              Unaudited

                                                Three Months Ended
                                                      June 30,
                                                   2004         2003
                                             -----------  -----------

 Revenues                                       $16,428      $12,132
 Cost of sales                                   11,708        8,642
                                             -----------  -----------
 Gross margin                                     4,720        3,490

 Engineering and development expenses             1,894        1,974
 Selling and marketing expenses                   2,144        2,136
 General and administrative expenses              1,206        1,228
                                             -----------  -----------
    Loss from operations                           (524)      (1,848)

 Other income, net                                    2           28
                                             -----------  -----------

 Loss before income taxes                          (522)      (1,820)

 Income taxes, net of tax benefit                     -            -
                                             -----------  -----------

 Net loss                                         $(522)     $(1,820)
                                             ===========  ===========

 Net loss per common share:

 Basic                                           $(0.04)      $(0.14)
 Diluted                                         $(0.04)      $(0.14)

 Weighted average number of common shares outstanding:

 Basic                                       13,214,712   12,941,070
 Diluted                                     13,214,712   12,941,070


                         TELULAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Dollars in thousands, except share data)
                              Unaudited

                                               Nine Months Ended June
                                                         30,
                                                   2004         2003
                                             -----------  -----------

 Revenues                                       $57,370      $51,673
 Cost of sales                                   41,826       36,542
                                             -----------  -----------
 Gross margin                                    15,544       15,131

 Engineering and development expenses             5,574        5,470
 Selling and marketing expenses                   7,275        6,283
 General and administrative expenses              3,919        3,747
                                             -----------  -----------
    Loss from operations                         (1,224)        (369)

 Other income (expense), net                         17         (316)
                                             -----------  -----------

 Loss before income taxes                        (1,207)        (685)

 Income taxes, net of tax benefit                     -            -
                                             -----------  -----------

 Net loss                                       $(1,207)       $(685)
                                             ===========  ===========

 Net loss per common share:

 Basic                                           $(0.09)      $(0.05)
 Diluted                                         $(0.09)      $(0.05)

 Weighted average number of common shares outstanding:

 Basic                                       13,085,304   12,866,166
 Diluted                                     13,085,304   12,866,166




    CONTACT: Telular Corporation
             Jeffrey L. Herrmann, 847-247-9400
             FAX: 847-247-0021
             jherrmann@telular.com